UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2015

Cloud Peak Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34547	26-3088162
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 S. Gillette Ave., Gillette, Wyoming	82716
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (307) 687-6000

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Robert Skaggs as New Independent Director

On July 8, 2015, Cloud Peak Energy announced by press release that, effective July 7, 2015, Mr. Robert Skaggs has been elected to the Board.  Mr. Skaggs has been appointed as a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.  Mr. Skaggs has been elected to Class II and will stand for re-election at Cloud Peak Energy’s 2017 annual stockholders meeting.

Mr. Skaggs is chairman of the board and chief executive officer of Columbia Pipeline Group, Inc. (“CPG”).  CPG companies own and operate more than 15,000 miles of strategically located natural gas pipelines, integrated with one of the largest underground storage systems in North America.  Prior to CPG’s separation from NiSource Inc. in July 2015, Mr. Skaggs served as chief executive officer of NiSource since 2005 and president since 2004. NiSource Inc. is a Fortune 500 energy holding company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution.  NiSource relies on balanced fuel sources for its generation, including coal.

Prior to October 2004, Mr. Skaggs was executive vice president, Regulated Revenue, for NiSource, responsible for developing regulatory strategies and leading external relations across all of the corporation’s energy distribution markets as well as its extensive interstate pipeline system. He also led regulated commercial activities, including large customer and marketer relations and energy supply services, as well as federal governmental relations.

Mr. Skaggs joined the law department of Columbia Gas Transmission in 1981 and served in various management positions until he became president of Columbia Gas of Ohio and Columbia Gas of Kentucky in 1996. Effective with the November 2000 merger of NiSource and Columbia Energy Group, he added the responsibilities of president of Bay State Gas and Northern Utilities. In December 2001, his role was further expanded to include the duties of president and CEO of the Columbia companies in Pennsylvania, Virginia and Maryland. He was promoted to executive vice president, Regulated Revenue, for NiSource in October 2003.

Mr. Skaggs earned a bachelor’s degree in economics from Davidson College, a law degree from West Virginia University and a master’s degree in business administration from Tulane University.

Mr. Skaggs will receive the following compensation for his services on the Board and the Committees referenced above, as provided by Cloud Peak Energy’s current compensation program for its independent directors:

Element	Description	Amount
Annual Cash Fee for Board Service	Payable to the non-employee directors of the Board	$75,000

Annual Cash Fee for Committee Members	Audit Committee Member	$9,000
	Compensation Committee Member	$9,000
	Nominating and Corporate Governance Committee Member	$9,000

Grant of Restricted Stock Units

Shares of common stock are deliverable in the event of the director’s separation from service from the company due to the director’s death, disability, non-reelection to the Board, resignation from the Board with the prior consent of the Governance Committee or for any other reason, other than for cause.

		Units valued at $65,000 (initial grant)

		Units valued at $44,100 (pro rata 2015 annual grant)

Item 7.01                   Regulation FD Disclosure

A copy of the press release announcing the appointment of Mr. Robert Skaggs as a new Cloud Peak Energy Director, as described under Item 5.02, is furnished herewith as Exhibit 99.1 and is incorporated in this Item 7.01 by reference.

Item 9.01                   Financial Statements and Exhibits

(d) Exhibits. The following exhibit is being furnished herewith.

99.1                        Furnished press release announcing the appointment of Mr. Robert Skaggs as a new Cloud Peak Energy Director

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLOUD PEAK ENERGY INC.

Date: July 8, 2015	By:	/s/ Bryan J. Pechersky
	Name:	Bryan J. Pechersky
	Title:	Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Furnished press release announcing the appointment of Mr. Robert Skaggs as a new Cloud Peak Energy Director